Digipath, Inc. Enters into Joint Venture Agreement with

Strategic Investor

LAS VEGAS, NV—(February 22, 2017) - Digipath, Inc. (OTCQB: DIGP), an independent cannabis lab testing and media firm, is pleased to announce that it has entered into an agreement with a strategic investor, OC Testing LLC, to build additional cannabis testing labs. Pursuant to this agreement:

●	Digipath and the investor intend to open cannabis testing labs in jurisdictions outside of Nevada, with Digipath to provide turnkey services and its industry expertise and the OC Testing to provide all funding required to open such labs. Services to be provided by Digipath will include oversight of the purchase and installation of all laboratory equipment, responsibility for obtaining state and local regulatory approvals, and the identification and hiring of laboratory personnel.

●	OC Testing will be responsible for financing the building of each additional lab, including the provision of sufficient startup working capital.

●	Digipath will be entitled to 20% of the cash flow generated by each such lab. In addition, Digipath will be reimbursed for its expenses during the construction phase of each testing Lab, and once a lab begins operations, Digipath will be entitled to a monthly fee of 3.5% of gross revenues until OC Testing has received distributions equal to its invested capital. Thereafter, Digipath will be entitled to a monthly fee equal to 7% of gross revenues for so long as it remains an owner of each such lab.

●	All new labs will be branded under the “Digipath Labs” name, and will meet all the standards of quality and professionalism set by the Digipath Labs flagship operation in Nevada, which operates under the most demanding regulations in the nation.

●	The parties intend to first launch a medical marijuana testing lab in the State of California, followed by additional labs in Florida and other States. However, nothing in the agreement prevents Digipath from establishing or purchasing its own labs.

Todd Denkin, COO of Digipath, commented, “This agreement is an important step in expanding the Digipath Labs brand in the cannabis lab testing market and provides us with a strategic and financial partner as we scale into other legal cannabis markets. We believe that this model will enable us to better protect and enhance the industry-leading benchmarks we have set by ensuring our direct control over each operation.”

A spokesperson for OC Testing, LLC, stated, “We believe that lab testing services in the cannabis markets are crucial to ensuring patient safety and consumer confidence. After an extended search for the best partner, it is clear that Digipath is setting the industry standard for compliance, data driven standards and best practices.”

About Digipath, Inc. Digipath Inc. is a cannabis testing and media firm that supports the cannabis industry’s best practices for reliable testing and delivers cannabis news coverage and education about the cannabis industry. Digipath’s two business units are Digipath Labs™ and TNM News Corp. Digipath Labs™ is working to set the industry standard for testing all forms of cannabis-based products using FDA-compliant laboratory equipment and proprietary standard operating procedures (SOP) to ensure product safety and efficacy. TNM News Corp has pioneered a cannabis-focused news network, The National Marijuana News™, which delivers news, interviews, and education on all things cannabis.

For more information please visit http://www.Digipath.com and www.DigipathLabs.com

Forward-Looking Statements

This press release contains “forward-looking statements” that include information relating to future events, and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company’s need for additional funding, governmental regulation of the cannabis industry, the demand for the Company’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Digipath, please refer to the Company’s recent Securities and Exchange Commission filings, which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Harrison Phillips

Viridian Capital Advisors, LLC

(212) 209-3086

hphillips@viridianca.com